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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported): June 16, 2005

                      Integrated Healthcare Holdings, Inc.

               (Exact Name of Registrant as Specified in Charter)

             Nevada                      0-23511                 87-0412182
(State or Other Jurisdiction of (Commission File Number)        (IRS Employer
         Incorporation) No.)                                   Identification

695 Town Center Drive, Suite 260, Costa Mesa, California  92626
     (Address of Principal Executive Offices)           (Zip Code)

       Registrant's telephone number, including area code: (714) 434-9191

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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

      On June 16, 2005, Integrated Healthcare Holdings, Inc. (the "Company") entered into the following material agreements:

      o First Amendment to Stock Purchase Agreement, dated as of June 1, 2005, by and among the Company, Orange County Physicians Investment Network ("OCPIN"), Pacific Coast Holdings Investment, LLC, West Coast Holdings, LLC, and Ganesha Realty LLC (the "First Amendment");

      o Escrow Agreement, dated as of June 1, 2005, by and among IHHI, OCPIN and City National Bank (the "Escrow Amendment"); and

      o Agreement to Forbear, dated as of June 1, 2005, by and among the Company, certain of its subsidiaries, OCPIN, West Coast Holdings, LLC, and Medical Provider Financial Corporation II (the "Forbearance Agreement").

      The First Amendment amends the Stock Purchase Agreement, dated January 28, 2005, between the Company and OCPIN (the "SPA"), pursuant to which OCPIN agreed to invest $30,000,000 in the Company for an aggregate of 108,000,000 shares of common stock of the Company. As previously disclosed, OCPIN has, to date, funded $10,000,000 of its obligation under the SPA. The following are material terms contained in the First Amendment and the Escrow Agreement:

      o A total of 57,250,000 shares of Company common stock previously issued to OCPIN are placed in an escrow account with City National Bank. OCPIN will have until September 1, 2005 to make aggregate payments of up to approximately $15,000,000 in monthly installments into the escrow account. Such portion of the escrowed shares which are fully paid will be returned to OCPIN and the balance will be transferred back to the Company. If there is a shortfall, the Company will use its reasonable best efforts to sell equity to new investors to cover the shortfall;

      o OCPIN will reimburse the Company for certain of its additional debt financing costs incurred since March 8, 2005;

      o The Company will work to complete a new borrowing transaction with Capital Source Finance LLC; and

      o Upon receipt of at least $5,000,000 of new capital under the First Amendment, the Company will call a shareholders meeting to re-elect directors. The nominees for the Board will consist of two current directors, two members of OCPIN (Ajay Meka, M.D. and Syed Naqvi, M.D.), two independent directors unaffiliated with IHHI or OCPIN, and Anil V. Shah, M.D.

         As previously announced, on or about May 9, 2005, the Company received a Notice of Default from Medical Provider Financial Corporation II ("MedCap"). MedCap is the lender to the Company under a $50 million acquisition loan and a working capital non-revolving line of credit of up to $30 million under a Credit Agreement, dated as of March 3, 2005 (the "Credit Agreement"). The Forbearance Agreement relates to the Notice of Default and contains the following material terms:


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      o     MedCap agrees for 100 days (as long as another default does not occur) to forbear from (i) recording Notices of Default, (ii) filing a judicial foreclosure lawsuit against the Company, OCPIN and West Coast Holdings, LLC, and (iii) filing lawsuits against the Company, OCPIN and West Coast Holdings, LLC;

      o So long as the Events of Default referenced in the Forbearance Agreement remain uncured and are continuing, the interest rate applicable to the outstanding loans with MedCap will remain at the Default Rate of interest, as defined in the Credit Agreement;

      o The Company's Line of Credit facility with MedCap is suspended with respect to additional advances; and

      o During the forbearance period, OCPIN and other investors will invest not less than approximately $15,000,000 in new equity capital in the Company.

      Larry Anderson, President of Integrated Healthcare Holdings, stated in connection with these settlement agreements, "We are very pleased to have been able to resolve this dispute with OCPIN and our lender in a manner that protects the equity position of the Company." The President of MedCap, Joseph J. Lampariello, stated, "I am very pleased to see that the parties have been able to resolve this dispute without need for any formal proceedings."

      The forms of definitive agreements described above are furnished as exhibits to this Report. The preceding descriptions of these agreements are summary in nature and do not purport to be complete. This summary should be read in connection with the exhibits hereto.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

      The disclosures contained in Item 1.01 of this Report are hereby incorporated under this item by reference.


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Item 9.01 Financial Statements and Exhibits.

      (c)   Exhibits.

Exhibit Number                                            Description

99.1 First Amendment to Stock Purchase Agreement, dated as of June 1, 2005, by and among the Company, OCPIN, Pacific Coast Holdings Investment, LLC, West Coast Holdings, LLC, and Ganesha Realty LLC

99.2 Escrow Agreement, dated as of June 1, 2005, by and among the Company, OCPIN and City National Bank

99.3 Agreement to Forbear, dated as of June 1, 2005, by and among the Company, certain of its subsidiaries, OCPIN, West Coast Holdings, LLC, and Medical Provider Financial Corporation II
                 99.4 Press release dated June 22, 2005




                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Integrated Healthcare Holdings, Inc.

                                       By: /s/ Larry Anderson
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                                       Name:  Larry Anderson
                                       Title: President

Date: June 22, 2005


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